Exhibit 10.47

CYTOKINETICS, INCORPORATED

2004 EQUITY INCENTIVE PLAN, AS AMENDED

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT

1. Grant of Restricted Stock Unit. The Company hereby grants to the Participant named in the Notice of the Grant of Restricted Stock Units (“Notice of Grant”) an award of RSUs, as set forth in the Notice of Grant and subject to the terms and conditions in this Agreement and the Plan.

2. Company’s Obligation. Each RSU represents the right to receive a Share on the vesting date. Unless and until the RSUs vest, the Participant will have no right to receive Shares under such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Vesting Schedule. The RSUs awarded by this Agreement will vest in the Participant and be delivered according to the vesting schedule specified in the Notice of Grant.

4. Forfeiture upon Termination as Service Provider. Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if the Participant terminates as a Service Provider for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will thereupon be forfeited at no cost to the Company.

5. Payment after Vesting. Any RSUs that vest in accordance with paragraph 3 will be paid to the Participant (or in the event of the Participant’s death, to his or her estate) in Shares, provided that to the extent determined appropriate by the Company, the minimum statutorily required federal, state and local withholding taxes with respect to such RSUs will be paid by reducing the number of vested RSUs actually paid to the Participant.

6. Payments after Death. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the administrator or executor of the Participant’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or Participant’s broker.

8. No Effect on Employment. The Participant’s employment with the Company and its Subsidiaries is on an at-will basis only. Accordingly, the terms of the Participant’s employment with the Company and its Subsidiaries will be determined from time to time by the Company or the Subsidiary employing the Participant (as the case may be), and the Company or the Subsidiary will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Participant at any time for any reason whatsoever, with or without good cause or notice.

9. Grant is Not Transferable. Except to the limited extent provided in paragraph 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

10. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

11. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

12. Plan Governs. This Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.

13. Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of these Restricted Stock Units is accelerated in connection with the Participant’s termination of employment (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) you are a “specified employee” within the meaning of Section 409A at the time of such termination and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to you on or within the six (6) month period following your termination of employment, then the payment of such accelerated Restricted Stock Units otherwise payable to you during such six (6) month period will accrue and will be paid to you on the date six (6) months and one (1) day following the date of your termination of employment, unless you die following your termination of employment, in which case, the Restricted Stock Units will be paid in shares of Common Stock to your estate as soon as practicable following your death. It is the intent of this Agreement to comply with, or be exempt from, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or shares of Common Stock issuable hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.